Exhibit 99.1

For additional information, contact:
Robert W. Dumas
Chairman, President and CEO
(334) 821-9200

Press Release – April 26, 2022

Auburn National Bancorporation, Inc. Reports First Quarter Net Earnings

First Quarter 2022 Results:

•	Earnings per share increased 5% compared to Q1 2021

•	Dividends per share increased 2% from Q1 2021

•	Net interest income (tax-equivalent) increased 2% from Q1 2021

•	Mortgage lending income decreased 54% as refinance activity slowed

•	Negative provision for loan losses of $250 thousand, compared to none in Q1 2021

•	Total loans decreased $29.9 million or 7% during Q1 2022

•	Nonperforming assets were 0.07% of total assets at March 31, 2022

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $2.1 million, or $0.59 per share, for the first quarter of 2022, compared to $2.0 million, or $0.56 per share, for the first quarter of 2021.

“The past two years have been extremely challenging, but we have continued our primary mission of serving our customers and our communities while strengthening our balance sheet. The Company’s first quarter results reflect improved net interest income and strong asset quality as the negative provision for loan losses largely offset a decline in mortgage lending income,” said Robert W. Dumas, Chairman, President and CEO.

“Although we experienced larger than normal loan payoffs during the first quarter of 2022, primarily in multi-family and hotel loans, we are encouraged by signs that loan demand is strengthening and the Federal Reserve’s increases in interest rates to more normal levels. Both of these should positively impact our net interest margin,” continued Mr. Dumas.

Total revenue declined approximately 2% in the first quarter of 2022, compared to the first quarter of 2021, primarily due to reduced mortgage lending income.

Net interest income (tax-equivalent) was $6.2 million for the first quarter of 2022, a 2% increase compared to $6.1 million for the first quarter of 2021. This increase was primarily due to balance sheet growth, partially offset by a decrease in the Company’s net interest margin (tax-equivalent). Net interest margin (tax-equivalent) declined to 2.43% in the first quarter of 2022, compared to 2.66% in the first quarter of 2021 due to the continued low interest rate environment and changes in our asset mix resulting from elevated customer deposits.

At March 31, 2022, the Company’s allowance for loan losses was $4.7 million, or 1.09% of total loans, compared to $4.9 million, or 1.08% of total loans, at December 31, 2021, and $5.7 million, or 1.23% of total loans, at March 31, 2021.

The Company recorded a negative provision for loan losses during the first quarter of 2022 of $250 thousand, compared to no provision for loan losses during the first quarter of 2021. The negative provision for loan losses was primarily related to a decrease in total loans, excluding PPP, during the first quarter of 2022. Total loans, excluding PPP, were $424.3 million at March 31, 2022, a decrease of $25.9 million, or 6%, compared to December 31, 2021. This decline was primarily due to decreases in multi-family loans of $17.3 million and hotel loans of $6.5 million due to loan payoffs. The provision for loan losses is based upon various estimates and judgments, including the absolute level of loans, economic conditions, credit quality and the amount of net charge-offs.

Noninterest income was $0.9 million for the first quarter of 2022, compared to $1.2 million for the first quarter of 2021. The decrease in noninterest income was primarily due to a decrease in mortgage lending income of $0.3 million as refinance activity slowed in our primary market area, as market interest rates on mortgage loans increased.

Noninterest expense was $4.9 million for the first quarter of 2022, compared to $4.7 million for the first quarter of 2021. The increase in noninterest expense was due to increases in salaries and benefits expense and other noninterest expense.

Income tax expense was $0.3 million compared to $0.4 million for the first quarter of 2021. The Company’s effective tax rate for the first quarter of 2022 was 10.88%, compared to 17.41% in the first quarter of 2021. This decrease was primarily due to an income tax benefit related to a New Markets Tax Credit investment funded in the fourth quarter of 2021. The Company’s effective income tax rate is principally impacted by tax-exempt earnings from the Company’s investments in municipal securities, bank-owned life insurance, and New Markets Tax Credits.

At March 31, 2022, the Company’s consolidated stockholders’ equity was $86.4 million or $24.57 per share, compared to $103.7 million, or $29.46 per share, at December 31, 2021, and $103.6 million, or $29.06 per share, at March 31, 2021. The decrease from December 31, 2021 was primarily driven by an other comprehensive loss due to the change in unrealized gains/losses on securities available-for sale, net of tax, in the quarter ended March 31, 2022, of $17.3 million. The increase in the unrealized loss on securities was primarily due to an increase in long-term market interest rates. These unrealized losses do not affect the Bank’s capital for regulatory capital purposes.

The Company paid cash dividends of $0.265 per share in the first quarter of 2022, an increase of 2% from the same period in 2021. The Company’s share repurchases of $0.1 million since December 31, 2021 resulted in 3,559 fewer outstanding common shares at March 31, 2022. At March 31, 2022, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.1 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the continuing effects of the COVID-19 pandemic and related government, Federal Reserve monetary and regulatory actions, including the continuing effects of pandemic-related economic stimulus and economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, effects of inflation, including related tightening of monetary policies, interest rates (generally and those applicable to our assets and liabilities) and changes in asset values as a result of interest rate changes, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2021 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports First Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended March 31,

(Dollars in thousands, except per share amounts)	2022	2021

Results of Operations
Net interest income (a)	$6,190	$6,057
Less: tax-equivalent adjustment	112	120
Net interest income (GAAP)	6,078	5,937
Noninterest income	908	1,182
Total revenue	6,986	7,119
Provision for loan losses	(250)	—
Noninterest expense	4,901	4,690
Income tax expense	254	423

Net earnings	$2,081	$2,006

Per share data:
Basic and diluted net earnings	$0.59	$0.56
Cash dividends declared	$0.265	$0.26
Weighted average shares outstanding:
Basic and diluted	3,518,657	3,566,299
Shares outstanding, at period end	3,516,971	3,566,326
Book value	$24.57	$29.06
Common stock price:
High	$34.49	$48.00
Low	31.75	37.55
Period-end	33.21	38.37
To earnings ratio	14.44	x	17.85	x
To book value	135%	132%
Performance ratios:
Return on average equity (annualized)	7.97%	7.37%
Return on average assets (annualized)	0.75%	0.82%
Dividend payout ratio	44.92%	46.43%
Other financial data:
Net interest margin (a)	2.43%	2.66%
Effective income tax rate	10.88%	17.41%
Efficiency ratio (b)	69.05%	64.79%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$371	$783
Other real estate owned	374	—

Total nonperforming assets	$745	$783

Net charge-offs (recoveries)	$31	$(64)

Allowance for loan losses as a % of:
Loans	1.09%	1.23%
Nonperforming loans	1,256%	726%
Nonperforming assets as a % of:
Loans and other real estate owned	0.17%	0.17%
Total assets	0.07%	0.08%
Nonperforming loans as a % of total loans	0.09%	0.17%
Annualized net charge-offs (recoveries) as a % of average loans	0.03%	(0.06)%

Selected average balances:
Securities	$435,097	$353,031
Loans, net of unearned income	439,713	463,424
Total assets	1,114,407	980,884
Total deposits	1,003,394	863,194
Long-term debt	—	—
Total stockholders’ equity	104,493	108,890
Selected period end balances:
Securities	$417,459	$359,630
Loans, net of unearned income	428,417	461,879
Allowance for loan losses	4,658	5,682
Total assets	1,109,664	993,263
Total deposits	1,017,742	880,590
Long-term debt	—	—
Total stockholders’ equity	86,411	103,639

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

Reports First Quarter Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended March 31,

(Dollars in thousands, except per share amounts)	2022	2021

Net interest income, as reported (GAAP)	$6,078	$ 5,937

Tax-equivalent adjustment	112	120

Net interest income (tax-equivalent)	$6,190	$ 6,057